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                                                               EXHIBIT 99.(a)(5)

                                 STELLENT, INC.

                    FORM OF CONFIRMATION TO OFFEREES ELECTING
                 TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM

To: [Employee Name]

From: Vernon J. Hanzlik

Date: January 2, 2003

Re: Confirmation of Participation in the Offer to Exchange

         This message confirms that on December 31, 2002, Stellent, Inc. ("Stellent") canceled options to purchase shares, which you submitted for exchange under your Letter of Transmittal (Election to Participate). Stellent will grant you new options to purchase shares on or about July 1, 2003, subject to your continued employment with Stellent or one of its subsidiaries and the other terms set forth in the Offer to Exchange Certain Outstanding Options.

         If you have any questions about this message, please contact Nicole Manderscheid of the Human Resources Department of Stellent by email at or by telephone at (952) 903-2000.

Thank you,


Vernon J. Hanzlik
President and Chief Executive Officer